Exhibit 10.3
10-Q, 7/31/06
Mitcham Industries, Inc.
Stock Awards Plan
Nonqualified Stock Option Agreement

Grantee:

Date of Grant:

Exercise Price per Share:	$

Number of Option Shares Granted:
     1. Notice of Grant. I am pleased to inform you that you have been granted an option (“Option”) pursuant to the Mitcham Industries, Inc. Stock Awards Plan (the “Plan”) to purchase the number of shares of Common Stock of Mitcham Industries, Inc. (the “Company”) set forth above, subject to the terms and conditions of the Plan and this Agreement. This Option is not intended to be an incentive stock option within the meaning of Section 422 of the Code.
     2. Vesting and Exercise of Option. Subject to the further provisions of this Agreement, the Option shall become vested and may be exercised in accordance with the following schedule, by written notice to the Company at its principal executive office addressed to the attention of its Secretary (or such other officer or employee of the Company as the Company may designate from time to time): 33 1/3% of the Option on the first anniversary of the Date of Grant; an additional 33 1/3% of the Option on the second anniversary; and the remaining 33 1/3% of the Option on the third anniversary of the Date of Grant.
Notwithstanding the above schedule, but subject to the further provisions of this Agreement, upon the occurrence of the following events the Option shall vest and become exercisable or be forfeited, as the case may be, as provided below:
     (a) Disability. If your employment with the Company terminates by reason of a disability that entitles you to benefits under the Company’s long-term disability plan, the Option shall become fully vested and may be exercised at any time during the one-year period following such termination (but not thereafter) by you or by your guardian or legal representative (or, if you die during such one-year period, by your estate or the person who acquires the Option by will or the laws of descent and distribution).
     (b) Death. If you die while in the employ of the Company, the Option shall become fully vested and may be exercised at any time during the one-year period following the date of your death (but not thereafter) by your estate (or the person who acquires the Option by will or the laws of descent and distribution).
     (c) Termination for Cause. If your employment is terminated by the Company for Cause, the Option automatically shall be cancelled without payment on your termination. As used herein, Cause shall mean the termination of your employment by the Company as a result of (i) an act or acts of dishonesty on your part resulting or intended to result, directly or indirectly, in gain or personal enrichment to you at the expense of the Company or an Affiliate; (ii) your unwillingness to perform your duties in a satisfactory manner, as determined in good faith by the Board; or (iii) after written notice from the Company, you shall have failed, within the period provided in such notice, to perform your duties at a level consistent with your performance prior to the failure that gave rise to the notice from the Company, as determined in good faith by the Board.
     (d) Other Terminations. If your employment with the Company is terminated for any reason other than as provided above, the Option, to the extent vested on the date of your termination, may be exercised, at any time during the three-month period following such termination (but not thereafter), by you or by your guardian or legal representative (or by your estate or the person who acquires the Option by will or the laws of descent and distribution or otherwise by reason of your death if you die during such period), but only as to the vested number of Option shares, if any, that you were entitled to purchase hereunder as of the date your employment terminates.
     (e) Change of Control. The Option automatically shall become fully vested upon a Change of Control.
     All Option shares that are not vested on your termination of employment with the Company automatically shall be cancelled and forfeited without payment upon your termination. For purposes of this Agreement, “employment with the Company” shall include being an employee or a Director of, or a Consultant to, the Company or an Affiliate. However, if your Award is subject to Section 409A of the Code, whether your employment with the Company has terminated will be determined in accordance with the regulations issued under Section 409A.
     Notwithstanding any of the foregoing, the Option shall not be exercisable in any event after the expiration of ten years from the Date of Grant.
     3. Method of Exercise. Payment of the aggregate Exercise Price for the Shares being purchased shall be by any of the following, or a combination thereof, at your election: (a) cash; (b) check acceptable to the Company; (c) consideration received by the Company under a cashless broker exercise program approved by the Company; (d) with the consent of the Company, (i) the constructive surrender of other Shares already owned by you or (ii) the withholding of Shares that would otherwise be delivered to you upon the exercise of this Option; or (e) any combination of the above.
     4. Nontransferability of Option. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during your lifetime only by you. Notwithstanding the foregoing, this Option may be transferred to your spouse pursuant to a qualified domestic relations order. The terms of the Plan and this Agreement shall be binding upon your executors, administrators, heirs, successors and assigns.
     5. Entire Agreement; Governing Law. The Plan is incorporated herein by reference. The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the

Company. This Agreement is governed by the internal substantive laws, but not the choice of law rules, of the State of Texas.
     6. Withholding of Tax. To the extent that the exercise of the Option results in the receipt of compensation by you with respect to which the Company or an Affiliate has a tax withholding obligation pursuant to applicable law, unless other arrangements have been made by you that are acceptable to the Company or such Affiliate, which, with the consent of the Committee, may include withholding a number of Shares that would otherwise be delivered on exercise that have an aggregate Fair Market Value that does not exceed the amount of taxes required to be withheld, you shall deliver to the Company or an Affiliate such amount of money as the Company or an Affiliate may require to meet its withholding obligations under such applicable law. No delivery of Shares shall be made pursuant to the exercise of the Option under this Agreement until you have paid or made arrangements approved by the Company or an Affiliate to satisfy in full the applicable tax withholding requirements of the Company or an Affiliate.
     7. Amendment. This Agreement may be modified only by a written agreement signed by you and an officer of the Company who is expressly authorized by the Company to execute such document; provided, however, notwithstanding the foregoing, the Company may make any change to this grant, in writing, without your consent if such change is not adverse to your rights under this Agreement.
     8. General. This Option is granted under and governed by the terms and conditions of the Plan and this Agreement. In the event of any conflict, the terms of the Plan shall control. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Agreement.

MITCHAM INDUSTRIES, INC.

By:

Name:

Title: